NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard ▪ Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports Third Quarter Results

Declares Quarterly Cash Dividend
Company schedules conference call for November 8, 2013 at 11:30 a.m. Eastern
DALLAS, TEXAS, November 7, 2013 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the third quarter of 2013. Net loss available to stockholders for the third quarter of 2013 was $(28.7) million, or $(0.47) per share, compared to net income available to stockholders of $43.2 million, or $0.76 per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(28.9) million, or $(0.47) per share, for the third quarter of 2013, compared to net income available to stockholders of $47.6 million, or $0.84 per share, for the same period last year.
Net income available to stockholders for the first nine months of 2013 was $37.0 million, or $0.56 per share, compared to net income available to stockholders of $56.9 million, or $1.01 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $42.5 million, or $0.64 per share, for the first nine months of 2013, compared to net income available to stockholders of $91.3 million, or $1.62 per share, for the same period last year.
Paul Eisman, CEO and President, commented, “Our third quarter results were impacted by a volatile and deteriorating margin environment resulting primarily from decreasing discounts for West Texas crude oil. In addition, our results were affected by backwardation in the crude market and by unplanned downtime at our Big Spring Refinery during the second half of September. Versus the second quarter, higher West Texas crude oil prices negatively impacted our results by approximately $72 million with an additional $10 million negative impact resulting from crude oil backwardation. The Big Spring FCC outage during the quarter resulted in additional expenses and lost opportunity costs of approximately $12 million, or $0.10 per share. Without the FCC outage effect, the third quarter results would have been a net loss of $(0.37) per share.
“Given the dramatically increased production levels of domestic light crude oil, we remain optimistic about the prospects for domestic refining in general and for Alon USA in particular. Not only is this increased production benefiting mid-continent refineries, but it is just now beginning to impact crude oil differentials, and therefore refining margins, on the Gulf Coast. We believe the margin environment we saw during much of the third quarter was unsustainable, and we already see significant improvements in crude oil differentials and margins. However, we are not simply waiting for markets to improve as we continue to focus on executing our strategic plans and adjusting to our operating environment.
“At Big Spring, we are encouraged by the continued growth in Permian Basin crude production, and we believe the Big Spring refinery’s location in the Permian Basin will provide a sustainable long term crude sourcing advantage for the refinery as Midland priced West Texas crudes will trade at a wider spread to Brent priced crudes. Though WTI Cushing and WTS traded near parity during the third quarter, we believe this dynamic is temporary given the transportation cost to Cushing and the difference in product value between sweet and sour crudes. In the fourth quarter to date, the WTI Cushing to WTS spread has widened $4.35 per barrel to our benefit.
“At Krotz Springs, we continue to adjust our crude slate in light of changing crude price dynamics and the flexibility provided by our rail facility. The discount in LLS pricing relative to Brent reflects the growing supply of light crude oil on the Gulf Coast, which we believe will enhance the profitability of Krotz Springs going forward. The average Gulf Coast 2/1/1 high sulfur diesel to LLS crack spread increased by approximately $2 per barrel for the third quarter compared to the second quarter of 2013. However, this benefit was largely offset by the narrowing of the LLS less WTI differential, which decreased by $8.47 per barrel on average for the third quarter compared to the second quarter of 2013.
“For the fourth quarter of 2013, we expect the throughput at both the Big Spring and the Krotz Springs refineries to average approximately 72,000 barrels per day.
“Though RINs prices have declined from the highs reached in July, we continue to work to mitigate the costs associated with our RINs obligations. To that end, we have begun biodiesel blending at Big Spring and will continue to evaluate blending economics. We recorded approximately $1.2 million of costs in the third quarter for RINs obligations. We anticipate that our RINs obligation at Big Spring for the fourth quarter will be approximately $1.0 million, which would result in a full year 2013 impact of $10.2 million.
“In California, we continue to work on permitting of our rail terminal and refinery light crude modification project and expect to receive the permits in the coming months. We are also continuing efforts to develop our terminaling business with our goal of entering into additional long-term arrangements with other major oil companies.
“Finally, our retail segment delivered another solid quarter. Retail fuel sales volume increased by 4.0% to 49.4 million gallons in the third quarter of 2013 compared to the second quarter of 2013.
“During the third quarter, we closed on the offering of $150 million of 3.00% senior unsecured convertible notes due in 2018 and also entered into a call overlay transaction, which effectively increases the conversion price from the perspective of potential dilution to the Company's shareholders to $20.09. Prior to June 15, 2018 and after December 31, 2013, holders may convert if Alon's common stock is above approximately $19.22 per share, as defined in the indenture. The holders of the notes may convert at anytime after June 15, 2018 if Alon's common stock is above approximately $14.79 per share. We can settle, at our sole discretion, conversions in cash, shares or any combination of cash and shares. The holders of the convertible notes do not have put rights to us and we do not have call rights to the holders.
“In October 2013, we used the net proceeds from the offering, along with cash on hand, to redeem principal of $140 million of the Krotz Springs senior secured notes. The estimated annual savings in cash interest expense is approximately $14.4 million.”
THIRD QUARTER 2013
Special items increased earnings by $0.2 million for the third quarter of 2013 as a result of gains recognized on disposition of assets. Special items decreased earnings by $4.4 million for the third quarter of 2012 which primarily included after-tax losses of $2.8 million associated with unrealized losses on commodity swaps and $1.6 million associated with losses recognized on disposition of assets.
The combined refinery throughput for the third quarter of 2013 averaged 132,159 barrels per day ("bpd"), consisting of 63,090 bpd at the Big Spring refinery and 69,069 bpd at the Krotz Springs refinery, compared to 171,086 bpd for the third quarter of 2012, consisting of 69,563 bpd at the Big Spring refinery, 32,298 bpd at the California refineries and 69,225 bpd at the Krotz Springs refinery. The lower throughput rates were due to the California refineries being shut down during the third quarter of 2013 as well as unplanned downtime at the Big Spring refinery during the second half of September 2013.
Refinery operating margin at the Big Spring refinery was $6.46 per barrel for the third quarter of 2013 compared to $27.75 per barrel for the same period in 2012. This decrease is mainly due to lower Gulf Coast 3/2/1 crack spreads, a narrowing WTI to WTS spread and unplanned downtime during the second half of September 2013. The Krotz Springs refinery operating margin was $1.23 per barrel for the third quarter of 2013 compared to $11.28 per barrel for the same period in 2012. This decrease is mainly due to lower Gulf Coast 2/1/1 crack spreads, partially offset by the higher utilization of lower cost WTI priced crude oils. Also impacting refinery operating margins were approximately $1.8 million of costs associated with environmental compliance obligations for the third quarter of 2013.
The average Gulf Coast 3/2/1 crack spread for the third quarter of 2013 was $14.23 per barrel compared to $31.76 per barrel for the same period in 2012. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the third quarter of 2013 was $6.58 per barrel compared to $15.91 per barrel for the same period in 2012.
The average WTI to WTS spread for the third quarter of 2013 was $0.08 per barrel compared to $3.70 per barrel for the same period in 2012. The average LLS to WTI spread for the third quarter of 2013 was $6.60 per barrel compared to $15.02 per barrel for the same period in 2012.
Asphalt margins for the third quarter of 2013 were $63.93 per ton compared to $25.49 per ton for the same period in 2012. On a cash basis (i.e. excluding inventory effects), asphalt margins in the third quarter of 2013 were $54.99 per ton compared to $37.13 per ton in the third quarter of 2012. This increase is primarily due to lower costs of purchased asphalt sold during the third quarter of 2013. The average blended asphalt sales price decreased 10.9% from $657.68 per ton in the third quarter of

2012 to $585.68 per ton in the third quarter of 2013 and the average non-blended asphalt sales price decreased 8.7% from $392.76 per ton in the third quarter of 2012 to $358.61 per ton in the third quarter of 2013.
Retail fuel sales volume increased by 12.3% from 44.0 million gallons in the third quarter of 2012 to 49.4 million gallons in the third quarter of 2013.
YEAR-TO-DATE 2013
Special items decreased earnings by $5.5 million for the first nine months of 2013 which primarily included after-tax costs for an unplanned reformer shutdown and repair of $11.6 million partially offset by $6.1 million associated with gains recognized on disposition of assets. Special items decreased earnings by $34.3 million for the first nine months of 2012 which primarily included after-tax losses of $22.4 million associated with unrealized losses on commodity swaps, $4.4 million associated with heating oil call option crack spread contracts, $5.8 million associated with the write-off of unamortized original issuance discount due to a term loan repayment and $1.7 million associated with losses recognized on disposition of assets.
The combined refinery throughput for the first nine months of 2013 averaged 127,053 bpd, consisting of 64,910 bpd at the Big Spring refinery and 62,143 bpd at the Krotz Springs refinery, compared to 155,769 bpd for the first nine months of 2012, consisting of 67,884 bpd at the Big Spring refinery, 21,472 bpd at the California refineries and 66,413 bpd at the Krotz Springs refinery. The lower throughput rates were due to the California refineries being shut down during the first nine months of 2013, the impact of the unplanned downtime at the Big Spring refinery as well as the impact of the Krotz Springs refinery unplanned reformer shut down and repair.
Refinery operating margin at the Big Spring refinery was $16.35 per barrel for the first nine months of 2013 compared to $22.88 per barrel for the same period in 2012. This decrease is mainly due to lower Gulf Coast 3/2/1 crack spreads, partially offset by a wider WTI to WTS spread. The Krotz Springs refinery operating margin was $5.16 per barrel for the first nine months of 2013 compared to $7.55 per barrel for the same period in 2012. This decrease is mainly due to lower Gulf Coast 2/1/1 crack spreads, partially offset by the higher utilization of lower cost WTI priced crude oils. Also impacting refinery operating margins were approximately $11.1 million of costs associated with environmental compliance obligations for the first nine months of 2013.
The average Gulf Coast 3/2/1 crack spread for the first nine months of 2013 was $21.21 per barrel compared to $27.54 per barrel for the same period in 2012. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first nine months of 2013 was $6.30 per barrel compared to $12.05 per barrel for the same period in 2012.
The average WTI to WTS spread for the first nine months of 2013 was $3.91 per barrel compared to $3.74 per barrel for the same period in 2012. The average LLS to WTI spread for the first nine months of 2013 was $13.91 per barrel compared to $15.25 per barrel for the same period in 2012.
Asphalt margins for the first nine months of 2013 were $69.49 per ton compared to $46.76 per ton for same period in 2012. On a cash basis (i.e. excluding inventory effects), asphalt margins in the first nine months of 2013 were $67.93 per ton compared to $31.10 per ton in the first nine months of 2012. This increase is primarily due to lower costs of purchased asphalt sold during the first nine months of 2013. The average blended asphalt sales price decreased 7.4% from $623.24 per ton in the first nine months of 2012 to $577.11 per ton in the first nine months of 2013 and the average non-blended asphalt sales price decreased 0.5% from $381.49 per ton in the first nine months of 2012 to $379.45 per ton in the first nine months of 2013.
Retail fuel sales volume increased by 11.4% from 126.8 million gallons in the first nine months of 2012 to 141.3 million gallons in the first nine months of 2013.
Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.06 per share. The dividend is payable on December 18, 2013 to stockholders of record at the close of business on December 3, 2013.
CONFERENCE CALL
The Company has scheduled a conference call for Friday, November 8, 2013, at 11:30 a.m. Eastern, to discuss the third quarter 2013 results. To access the call, please dial 877-941-9205, or 480-629-9771, for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Energy call. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging on that site, clicking "Investor Center" and then "Alon USA Energy, Inc." A telephonic replay of the conference call will be available through November 22, 2013, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4642298#. The archived webcast will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company directly owns crude oil refineries in California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 144,000 barrels per day. Alon USA also owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 70,000 barrels per day. Alon USA is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon USA is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2012, IS UNAUDITED)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,892,836	$2,360,334	$5,220,627	$6,062,956
Operating costs and expenses:
Cost of sales	1,789,320	2,101,647	4,665,289	5,407,197
Unrealized losses on commodity swaps	—	5,017	—	37,458
Direct operating expenses	72,035	81,160	217,703	230,243
Selling, general and administrative expenses (2)	40,224	47,670	125,066	119,018
Depreciation and amortization (3)	30,988	31,870	92,949	93,000
Total operating costs and expenses	1,932,567	2,267,364	5,101,007	5,886,916
Gain (loss) on disposition of assets	334	(2,624)	8,846	(2,838)
Operating income (loss)	(39,397)	90,346	128,466	173,202
Interest expense (4)	(22,263)	(22,773)	(63,816)	(78,113)
Equity earnings of investees	3,426	4,542	5,155	6,112
Other income (loss), net (5)	91	202	220	(6,791)
Income (loss) before income tax expense (benefit)	(58,143)	72,317	70,025	94,410
Income tax expense (benefit)	(24,958)	26,776	9,617	34,705
Net income (loss)	(33,185)	45,541	60,408	59,705
Net income (loss) attributable to non-controlling interest	(4,476)	2,318	23,437	2,758
Net income (loss) available to stockholders	$(28,709)	$43,223	$36,971	$56,947
Earnings (loss) per share, basic	$(0.47)	$0.76	$0.56	$1.01
Weighted average shares outstanding, basic (in thousands)	62,901	56,699	62,490	56,322
Earnings (loss) per share, diluted	$(0.47)	$0.69	$0.54	$0.91
Weighted average shares outstanding, diluted (in thousands)	62,901	63,060	67,989	62,679
Cash dividends per share	$0.06	$0.04	$0.32	$0.12
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(20,093)	$101,276	$109,661	$215,498
Investing activities	(18,108)	(34,170)	(30,190)	(83,436)
Financing activities	194,907	(78,930)	95,407	(243,436)
OTHER DATA:
Adjusted net income (loss) available to stockholders (6)	$(28,892)	$47,587	$42,480	$91,255
Adjusted earnings (loss) per share (6)	(0.47)	0.84	0.64	1.62
Adjusted EBITDA (7)	(5,226)	134,601	217,944	313,116
Capital expenditures (8)	17,689	31,748	48,311	72,273
Capital expenditures for turnaround and chemical catalyst	219	2,680	6,843	11,437

	September 30, 2013	December 31, 2012
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$291,174	$116,296
Working capital	346,313	87,242
Total assets	2,410,342	2,223,574
Total debt	727,478	587,017
Total debt less cash and cash equivalents	436,304	470,721
Total equity	652,127	621,186

REFINING AND MARKETING SEGMENT (A)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,611,257	$2,133,102	$4,468,996	$5,522,753
Operating costs and expenses:
Cost of sales	1,561,164	1,917,853	4,061,439	5,005,250
Unrealized losses on commodity swaps	—	5,017	—	37,458
Direct operating expenses	60,972	72,259	184,988	204,001
Selling, general and administrative expenses	10,411	19,402	38,930	37,011
Depreciation and amortization	26,255	26,849	78,867	78,884
Total operating costs and expenses	1,658,802	2,041,380	4,364,224	5,362,604
Gain (loss) on disposition of assets	(42)	(2,532)	7,363	(2,528)
Operating income (loss)	$(47,587)	$89,190	$112,135	$157,621
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$6.46	$27.75	$16.35	$22.88
Refinery operating margin – CA Refineries (10)	N/A	0.12	N/A	1.60
Refinery operating margin – Krotz Springs (10)	1.23	11.28	5.16	7.55
Refinery direct operating expense – Big Spring (11)	4.53	3.92	4.74	3.92
Refinery direct operating expense – CA Refineries (11)	N/A	7.82	N/A	10.35
Refinery direct operating expense – Krotz Springs (11)	3.91	3.76	4.30	3.86
Capital expenditures	$11,535	$28,384	$30,150	$54,561
Capital expenditures for turnaround and chemical catalyst	219	2,680	6,843	11,437
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$14.23	$31.76	$21.21	$27.54
Crack spreads (3/1/1/1) (per barrel):
West Coast (12)	$8.36	$14.40	$9.72	$12.84
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$6.58	$15.91	$6.30	$12.05
WTI crude oil (per barrel)	$105.82	$92.09	$98.14	$96.17
Crude oil differentials (per barrel):
WTI less WTS (13)	$0.08	$3.70	$3.91	$3.74
LLS less WTI (13)	6.60	15.02	13.91	15.25
WTI less Buena Vista (13)	(3.10)	(14.14)	(9.74)	(13.97)
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.78	$2.89	$2.77	$2.89
Gulf Coast ultra-low sulfur diesel	3.02	3.07	2.99	3.06
Gulf Coast high sulfur diesel	2.89	2.97	2.87	2.99
West Coast LA CARBOB (unleaded gasoline)	2.93	3.04	3.00	3.09
West Coast LA ultra-low sulfur diesel	3.07	3.13	3.03	3.12
Natural gas (per MMBtu)	3.56	2.89	3.69	2.58

(A)
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the three and nine months ended September 30, 2012 has been recast to provide a comparison to the current period results.

________________

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	36,340	57.6	52,108	74.9	45,029	69.3	53,297	78.6
WTI crude	25,169	39.9	15,398	22.1	18,016	27.8	12,790	18.8
Blendstocks	1,581	2.5	2,057	3.0	1,865	2.9	1,797	2.6
Total refinery throughput (14)	63,090	100.0	69,563	100.0	64,910	100.0	67,884	100.0
Refinery production:
Gasoline	30,861	49.2	34,918	50.3	31,905	49.4	33,653	49.6
Diesel/jet	20,999	33.4	23,215	33.5	21,688	33.5	22,234	32.8
Asphalt	3,312	5.3	4,148	6.0	3,708	5.7	4,241	6.3
Petrochemicals	3,599	5.7	4,040	5.8	3,984	6.2	4,005	5.9
Other	4,045	6.4	3,045	4.4	3,371	5.2	3,627	5.4
Total refinery production (15)	62,816	100.0	69,366	100.0	64,656	100.0	67,760	100.0
Refinery utilization (16)		87.9%		96.4%		93.8%		97.3%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	—	—	23,228	71.9	—	—	9,903	46.1
Heavy crude	—	—	8,065	25.0	—	—	10,259	47.8
Blendstocks	—	—	1,005	3.1	—	—	1,310	6.1
Total refinery throughput (14)	—	—	32,298	100.0	—	—	21,472	100.0
Refinery production:
Gasoline	—	—	7,867	24.4	—	—	3,798	17.8
Diesel/jet	—	—	13,929	43.2	—	—	7,152	33.4
Asphalt	—	—	7,528	23.4	—	—	5,906	27.7
Light unfinished	—	—	—	—	—	—	267	1.3
Heavy unfinished	—	—	1,833	5.7	—	—	3,668	17.2
Other	—	—	1,057	3.3	—	—	554	2.6
Total refinery production (15)	—	—	32,214	100.0	—	—	21,345	100.0
Refinery utilization (16)		—%		43.2%		—%		27.8%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	32,801	47.5	23,159	33.5	29,677	47.8	16,640	25.1
Gulf Coast sweet crude	34,639	50.1	45,925	66.3	30,805	49.5	49,381	74.3
Blendstocks	1,629	2.4	141	0.2	1,661	2.7	392	0.6
Total refinery throughput (14)	69,069	100.0	69,225	100.0	62,143	100.0	66,413	100.0
Refinery production:
Gasoline	32,402	46.1	28,693	41.1	27,363	43.2	27,170	40.5
Diesel/jet	29,449	41.8	28,184	40.2	25,392	40.0	28,056	41.8
Heavy Oils	1,293	1.8	2,554	3.6	1,194	1.9	2,737	4.1
Other	7,282	10.3	10,605	15.1	9,454	14.9	9,162	13.6
Total refinery production (15)	70,426	100.0	70,036	100.0	63,403	100.0	67,125	100.0
Refinery utilization (16)		81.2%		83.1%		74.8%		79.4%

ASPHALT SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (17)	$194,230	$203,982	$493,286	$449,442
Operating costs and expenses:
Cost of sales (17)(18)	177,289	195,903	450,758	414,323
Direct operating expenses	11,063	8,901	32,715	26,242
Selling, general and administrative expenses	2,567	1,268	5,770	3,188
Depreciation and amortization	1,588	1,485	4,700	4,281
Total operating costs and expenses	192,507	207,557	493,943	448,034
Gain on disposition of assets	—	1	—	1
Operating income (loss)	$1,723	$(3,574)	$(657)	$1,409
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	247	300	557	674
Non-blended asphalt sales volume (tons in thousands) (20)	18	17	55	77
Blended asphalt sales price per ton (19)	$585.68	$657.68	$577.11	$623.24
Non-blended asphalt sales price per ton (20)	358.61	392.76	379.45	381.49
Asphalt margin per ton (21)	63.93	25.49	69.49	46.76
Capital expenditures	$1,556	$1,075	$5,947	$8,535

RETAIL SEGMENT (A)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$251,688	$234,433	$720,626	$683,314
Operating costs and expenses:
Cost of sales (18)	215,206	199,074	615,373	580,177
Selling, general and administrative expenses	27,070	26,797	79,822	78,235
Depreciation and amortization	2,538	2,925	7,360	8,047
Total operating costs and expenses	244,814	228,796	702,555	666,459
Gain (loss) on disposition of assets	376	(93)	1,483	(311)
Operating income	$7,250	$5,544	$19,554	$16,544
KEY OPERATING STATISTICS:
Number of stores (end of period) (22)	297	299	297	299
Retail fuel sales (thousands of gallons)	49,363	43,978	141,259	126,845
Retail fuel sales (thousands of gallons per site per month) (22)	58	51	55	49
Retail fuel margin (cents per gallon) (23)	18.6	19.8	19.7	20.1
Retail fuel sales price (dollars per gallon) (24)	$3.40	$3.46	$3.40	$3.51
Merchandise sales	$83,614	$82,069	$240,190	$238,062
Merchandise sales (per site per month) (22)	$94	$91	$90	$88
Merchandise margin (25)	32.5%	32.3%	32.1%	32.5%
Capital expenditures	$4,369	$1,805	$11,546	$7,910

(A)
In the fourth quarter of 2012, based on a change in our internal reporting structure as a result of the Alon USA Partners, LP initial public offering, the branded marketing operations have been combined with the refining and marketing segment and are no longer included with the retail segment. Information for the three and nine months ended September 30, 2012 has been recast to provide a comparison to the current period results.

________________

(1)
Includes excise taxes on sales by the retail segment of $19,307 and $17,159 for the three months ended September 30, 2013 and 2012, respectively, and $55,143 and $49,481 for the nine months ended September 30, 2013 and 2012, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $176 and $203 for the three months ended September 30, 2013 and 2012, respectively, and $544 and $584 for the nine months ended September 30, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $607 and $611 for the three months ended September 30, 2013 and 2012, respectively, and $2,022 and $1,788 for the nine months ended September 30, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(4)	Interest expense for the nine months ended September 30, 2012, includes a charge of $9,624 for the write-off of unamortized original issuance discount associated with a term loan repayment.

(5)	Other income (loss), net for the nine months ended September 30, 2012, is substantially the loss on heating oil call option crack spread contracts.

(6)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding the after-tax loss on write-off of unamortized original issuance discount, after-tax loss on heating oil call option crack spread contracts, after-tax unrealized losses on commodity swaps, after-tax costs associated with the unplanned reformer shutdown and repair and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands)
Net income (loss) available to stockholders	$(28,709)	$43,223	$36,971	$56,947
Plus: Write-off of original issuance discount, net of tax	—	—	—	5,781
Plus: Loss on heating oil call option crack spread contracts, net of tax	—	—	—	4,413
Plus: Unrealized losses on commodity swaps, net of tax	—	2,795	—	22,416
Plus: Costs associated with the unplanned reformer shutdown and repair, net of tax	—	—	11,643	—
Less: (Gain) loss on disposition of assets, net of tax	(183)	1,569	(6,134)	1,698
Adjusted net income (loss) available to stockholders	$(28,892)	$47,587	$42,480	$91,255
Adjusted earnings (loss) per share *	$(0.47)	$0.84	$0.64	$1.62
* Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings per share.

(7)
Adjusted EBITDA represents earnings before net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, gain (loss) on disposition of assets, unrealized losses on commodity swaps and loss on heating oil call option crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, gain (loss) on disposition of assets, unrealized losses on commodity swaps, loss on heating oil call option crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three and nine months ended September 30, 2013 and 2012:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands)
Net income (loss) available to stockholders	$(28,709)	$43,223	$36,971	$56,947
Net income (loss) attributable to non-controlling interest	(4,476)	2,318	23,437	2,758
Income tax expense (benefit)	(24,958)	26,776	9,617	34,705
Interest expense	22,263	22,773	63,816	78,113
Depreciation and amortization	30,988	31,870	92,949	93,000
(Gain) loss on disposition of assets	(334)	2,624	(8,846)	2,838
Unrealized losses on commodity swaps	—	5,017	—	37,458
Loss on heating oil call option crack spread contracts	—	—	—	7,297
Adjusted EBITDA	$(5,226)	$134,601	$217,944	$313,116

(8)
Includes corporate capital expenditures of $229 and $484 for the three months ended September 30, 2013 and 2012, respectively, and $668 and $1,267 for the nine months ended September 30, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and nine months ended September 30, 2013 includes $1,346 and $8,140 of negative inventory effects. The refinery operating margin for the three and nine months ended September 30, 2012 includes $2,221 and $1,884 of negative inventory effects.
The refinery operating margin excludes realized gains on commodity swaps of $11,339 and $21,333 for the three and nine months ended September 30, 2013.
The refinery operating margin excludes realized losses on commodity swaps of $33,839 and $54,310 for the three and nine months ended September 30, 2012.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries by the applicable refinery’s total throughput volumes.

(12)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our California refineries’ operating margin to the West Coast 3/1/1/1 crack spread. A West Coast 3/1/1/1 crack spread is calculated assuming that three barrels of Buena Vista crude oil are converted into one barrel of West Coast LA CARBOB pipeline gasoline, one barrel of LA ultra-low sulfur pipeline diesel and one barrel of LA 380 pipeline CST fuel oil.
We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 crack spread. A Gulf Coast 2/1/1 crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The California refineries suspended operations in December 2012 and therefore, no throughput data has been presented for the three and nine months ended September 30, 2013. Throughput data for the California refineries for the nine months ended September 30, 2012 reflects substantially six months of operations as the California refineries were not in operation for the first quarter of 2012.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Net sales and cost of sales for the three and nine months ended September 30, 2013 includes approximately $43,000 and $151,000 of asphalt purchases sold as part of a supply and offtake arrangement. The volumes associated with these sales are excluded from the Key Operating Statistics.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(22)	At September 30, 2013 we had 297 retail convenience stores of which 285 sold fuel. At September 30, 2012 we had 299 retail convenience stores of which 286 sold fuel.

(23)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.